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                                                                    EXHIBIT 99.1

              SOFTNET SYSTEMS, INC. DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS

FOR IMMEDIATE RELEASE

        San Francisco, California, July 30, 2002-- The Board of Directors of SoftNet Systems, Inc. (Exchange: NASDAQ-SOFN) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of SoftNet common stock pursuant to a Preferred Share Purchase Rights Plan. Subject to limited exceptions, the rights will be exercisable if a person or group acquires 4.99% or more of the Company's common stock or announces a tender offer for 4.99% or more of the common stock. Under certain circumstances, each right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $3.00. The SoftNet Board of Directors will be entitled to redeem the rights at $.01 per right at any time before a person has acquired 4.99% or more of the outstanding common stock.

The rights are designed to inhibit some acquisitions of shares of common stock of SoftNet that could result in the imposition of limitations on the use, for federal income tax purposes, of its carryforwards of net operating losses and certain federal income tax credits. The rights are also intended to enable all SoftNet stockholders to realize the long-term value of their investment in the Company. The Rights Plan will expire on the close of business on the earliest date that (a) a vote of Company's stockholders does not approve an amendment or an


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amendment and restatement of the Company's Certificate of Incorporation proposed by the Board of Directors of the Company providing for limitations on the acquisition of the Company's common stock in excess of certain percentage amounts, (b) such restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware or (c) the Company's stock purchase agreement with SSH Corp. and Independence Holding Company is terminated, subject to the Company's right to extend such date and the Company's earlier redemption or exchange of such rights or termination of the Rights Plan.

        The rights are not being distributed in response to any specific effort to acquire control of the Company. The rights are designed to help protect the tax benefits associated with the Company's net operating loss carryforwards.

        If a person becomes an Acquiring Person, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of common shares of SoftNet having a market value at that time of twice the right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 4.99% or more of the outstanding common stock of SoftNet. If SoftNet is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

        The dividend distribution to establish the new rights Plan will be payable to stockholders of record on August 14, 2002. The rights distribution is not taxable to stockholders.

        For more information about SoftNet, please visit www.softnet.com.